Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation
CMG Strategy Co., LLC	Colorado
CMG Pepper, LLC	Colorado
Chipotle Mexican Grill of Colorado, LLC	Colorado
Chipotle Mexican Grill of Maryland, LLC	Maryland
Chipotle Mexican Grill of Kansas, LLC	Kansas
Chipotle Services, LLC	Colorado
Chipotle Mexican Grill U.S. Finance Co., LLC	Colorado
CMGGC, LLC	Colorado
Chipotle Mexican Grill Texas Holdings, LLC	Colorado
Chipotle Texas, LLC	Colorado
Chipotle Mexican Grill Canada Corp.	Nova Scotia, Canada
Chipotle Mexican Grill Holdings GmbH	Switzerland
Chipotle Mexican Grill UK Limited	United Kingdom
Chipotle Mexican Grill France SAS	France
CMG Purchasing Partners, LLP	Colorado
CMG Purchasing Co., LLC	Colorado
ShopHouse, LLC	Colorado
Chipotle Mexican Grill Germany GMBH	Germany
CMG Concessions, LLC	Colorado
PL Restaurant Holdings, LLC	Colorado
EMEA Tortilla, Ltd.	United Kingdom